Exhibit 10.10

Aegion Corporation
Voluntary Deferred Compensation Plan
(Amended and Restated as of January 1, 2018)

Aegion Corporation
Voluntary Deferred Compensation Plan
(Amended and Restated as of January 1, 2018)

Aegion Corporation
Voluntary Deferred Compensation Plan
(Amended and Restated as of January 1, 2018)

WHEREAS, Aegion Corporation (f/k/a Insituform Technologies, Inc.) initially established the Senior Management Voluntary Deferred Compensation Plan as of February 1, 1999; and WHEREAS, the Senior Management Voluntary Deferred Compensation Plan is designed to provide certain executives of Aegion Corporation and its affiliates with deferred compensation benefits in recognition of their dedicated and valuable service to Aegion Corporation and its affiliates; and WHEREAS, the Board has the right to amend the Senior Management Voluntary
Deferred Compensation Plan in Section 9.1 thereof; and WHEREAS, the Board now deems it necessary and desirable to amend and restate the Senior Management Voluntary Deferred Compensation Plan in its entirety to allow non-employee directors to make deferral elections, to change the name of the Plan to the Aegion Corporation Voluntary Deferred Compensation Plan and to make certain other changes to Plan.

AMENDMENT OF PLAN, EFFECTIVE DATE, EFFECT OF RESTATEMENT
NOW, THEREFORE, Aegion Corporation does hereby adopt this amended and restated plan, which shall be known as the Aegion Corporation Voluntary Deferred Compensation Plan (Amended and Restated as of January 1, 2018). The restated Plan shall be effective for amounts deferred with respect to services performed on or after January 1, 2018 (unless otherwise provided herein) and shall be governed by the terms contained herein. The rights and benefits of any person entitled to benefits under the Plan shall be determined in accordance with the applicable provisions of the Plan in effect at the time the applicable event occurs, except as otherwise explicitly provided in the Plan. The time and form of payment of benefits credited to Participant’s accounts pursuant to the terms of the Plan in effect on December 31, 2013, as adjusted for earnings or losses thereafter, shall be governed by the terms of the Plan document in effect on December 31, 2013, without regard to this restatement. For example, whether a Participant qualifies for “Retirement” shall be determined separately with respect to amounts deferred for periods after 2013 under this restated Plan document and amounts deferred for periods before 2014 under the prior Plan document. Unless the context plainly requires a different meaning, when capitalized, the words and phrases contained in this Plan shall have the meanings set forth in this Article 1.

1.1 Beneficiary. The person, persons or entity as designated by the Participant, entitled under Article 5 to receive any Plan benefits payable after the Participant's death.
1.2 Board. The Board of Directors of Aegion Corporation.
1.3 Change in Control. The occurrence of any of the following events:
(a) the acquisition by one person, or more than one person acting as a group, in a transaction or series of related transactions, of ownership of stock of the Aegion Corporation that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company; and/or
(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and/or

(c) the consummation of a merger or consolidation of the Company other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Aegion Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; and/or
(d) the stockholders of Aegion Corporation approve a plan of complete liquidation or dissolution of the Company or there is a consummated sale or disposition by Aegion Corporation of all or substantially all of Aegion Corporation’s assets, other than a sale or disposition by Aegion Corporation of all or substantially all of Aegion Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Aegion Corporation in substantially the same proportions as their ownership of Aegion Corporation immediately prior to such sale.
For purposes hereof, “person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the“Exchange Act”), except that such term shall not include (i) Aegion Corporation or any of its affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Aegion Corporation or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of Aegion Corporation in substantially the same proportion as their ownership of stock of Aegion Corporation, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.
1.4 Code. The Internal Revenue Code of 1986 as amended from time to time. References to a Code section shall be deemed to refer to that section as it now exists and to any successor provision.
1.5 Committee. The Committee shall consist of the Chief Financial Officer, the Senior Vice-President of Global Human Resources and the Chief Administrative Officer of Aegion Corporation, and such other persons as Aegion Corporation may from time to time appoint, subject to the provisions of Section 6.5.
1.6 Company. Aegion Corporation, a Delaware corporation, and any directly or indirectly 100% owned or affiliated U.S.-based subsidiary corporations, any other affiliate designated by the Board, or any successor to the business of any of the foregoing if such successor is a U.S.-based entity.
1.7 Compensation. With respect to Participants who are employees, the (1) base salary and commissions payable to and (2) bonus or cash incentive compensation (excluding amounts attributable to any quarterly incentive plans) earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be "wages" for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company's tax qualified plans which may be maintained under Code Section 401(k) or Code Section 125 or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. With respect to Participants who are non-employee directors, the cash compensation payable to the Participant with respect to Board and Board committee service.
1.8 Deferral Commitment. A commitment made by a Participant to defer a portion of Compensation as set forth in Article 2. The Deferral Commitment shall apply to salary and/or bonus payable to an employee Participant, or Compensation with respect to a non-employee director Participant, and shall specify the Sub-account to which the Compensation deferred shall be allocated. Such Deferral Commitment shall be made in whole percentages and shall be made in a form acceptable to the Committee. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 2.2(b).
1.9 Deferral Period. Each calendar year.
1.10 Deferred Compensation Account. The separate account maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. A Participant’s Deferred Compensation Account may include one or more of the following Sub-accounts:
(a) Retirement Account, and
(b) In-Service Account.
1.11 Determination Date. Any date on which the New York Stock Exchange is open for business.
1.12 Disability.
(a) The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long-term disability plan covering employees of the Company.
1.13 Discretionary Contribution. The voluntary Company contribution credited to an employee Participant's Retirement Account pursuant to Section 3.5.
1.14 Initial Eligibility Date. The first day of the calendar quarter immediately following notification to such employee or non-employee director by the Committee of eligibility to participate in the Plan.
1.15 In-Service Account. The Sub-account representing the portion of a Participant’s Deferred Compensation Account attributable to the Participant’s deferrals pursuant to Section 2.2.
1.16 Form of Payment Designation. The form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from the applicable Sub-account, as elected by the Participant.
1.17 401(k) Plan. The Aegion Corporation 401(k) Profit Sharing Plan, or any other successor defined contribution plan maintained by the Company that qualifies under Code Section 401(a) and satisfies the requirements of Code Section 401(k), but excluding any defined contribution plan that is not a successor to such plan (such as a plan maintained for a separate affiliate or business unit).

1.18 Matching Contribution. The Company contribution credited to an employee Participant's Retirement Account pursuant to Section 3.4.
1.19 Participant. Any employee or non-employee director who is eligible to participate in this Plan pursuant to Section 2.1 and who has elected to defer Compensation under this Plan in accordance with Article 2. Such employee or nonemployee director shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.
1.20 Plan. This Voluntary Deferred Compensation Plan (Amended and Restated as of January 1, 2018), as amended from time to time.
1.21 Plan Year. The calendar year except for the first and last years in which the Plan operates, in which case the Plan Year shall be that portion of the first and last calendar years in which the Plan operated if less than 12 full months.
1.22 Retirement. A Participant’s Separation from Service after attaining one of the following combinations of age and/or service: (a) age 55 with at least 10 years of service; (b) age 60 with at least 5 years of service; or (c) age 65. With respect to any individual Participant, only one of the foregoing combinations shall apply, which shall be the earliest possible combination of age and/or service, determined as of the Participant’s initial hire date by the Company and assuming that such Participant will continue to perform continuous service for the Company on and after such date. For purposes of this Section, service shall mean elapsed-time years of continuous service with the Company, including periods of continuous employment with a predecessor employer acquired by the Company via merger or other corporate transaction that immediately precedes service with the Company.
1.23 Retirement Account. The Sub-account representing the portion of the Participant’s Deferred Compensation Account attributable to the Discretionary Contributions pursuant to Section 3.5, Matching Contributions pursuant to Section 3.4 and/or Participant’s deferrals pursuant to Section 2.2.
1.24 Return. The amount credited to a Participant's Sub-accounts on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 1.28 and in a manner consistent with Section 3.3. Such credits to a Participant's Sub-accounts may be either positive or negative to reflect the increase or decrease in value of the Sub-accounts in accordance with the provisions of this Plan.
1.25 Separation from Service. Termination of a Participant’s service as an employee or non-employee director, as applicable, with the Company for any reason whatsoever, which termination must constitute a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) in order to meet this definition of Separation from Service.
1.26 Specified Employee. An employee who satisfies the definition of specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).
1.27 Sub-account. A sub-account of a Participant’s Deferred Compensation Account representing either the Participant’s In-Service Account or the Participant’s Retirement Account. The Committee may also establish such additional Sub-accounts as it deems necessary for the proper administration of the Plan (e.g., separate accounts within each sub-account to separately account for amounts deferred under terms of a prior Plan document, as described in the preamble).

1.28 Valuation Funds. One or more of the independently established funds or indices that are identified and listed by the 401(k) Plan Committee. These Valuation Funds are used solely to calculate the Return that is credited to each Participant’s applicable Sub-accounts in accordance with Article 3, and do not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company.

Article 2 ELIGIBILITY AND PARTICIPATION
2.1 Eligibility and Participation
(a) Eligibility. Eligibility to participate in the Plan shall be limited to senior management employees selected by the Committee whose annualized base salary for the year is at least equal to the amount provided for such year under Code Section 414(q) ($120,000 for 2018), and non-employee directors selected by the Committee.
(b) New Participants. An employee’s or non-employee director’s participation in the Plan may begin on his or her Initial Eligibility Date.
(c) Election Procedure. Except with respect to the Plan Year in which an employee or non-employee director first becomes a Participant, an election by a Participant to defer Compensation for services performed in a particular Plan Year must be made before the close of the Plan Year next preceding the year in which the services with respect to which such Compensation is earned are performed. In the case of the first Plan Year in which an employee or non-employee director becomes a Participant, a Participant may submit a Deferral Commitment at any time after he or she is notified of eligibility to participate in the Plan and before his or her Initial Eligibility Date. Any such Deferral Commitment shall only be effective for Compensation that is paid for services to be performed in such Plan Year subsequent to the delivery of the initial Deferral Commitment. In the event an employee or non-employee director does not submit a Deferral Commitment prior to his or her Initial Eligibility Date, he or she shall next be entitled to submit such forms with respect to Compensation for services performed in the Plan Year immediately following the Plan Year in which the employee or non-employee director first becomes eligible to participate pursuant to the first sentence of this Section 2.1(c). For purposes of determining an employee’s or nonemployee director’s first date of eligibility, all other plans maintained by the Company shall be aggregated with the Plan to the extent required by Code Section 409A. An employee or non-employee director who is determined not to meet such requirement, for example, because such employee or non-employee director was eligible to participate in a deferred compensation plan maintained by a predecessor employer that is acquired by Aegion Corporation or an affiliate, whether or not such employee or non-employee director elected to participate in such plan, shall be entitled to submit such forms with respect to Compensation for services performed in the Plan Year immediately following the Plan Year in which the employee or non-employee director first becomes eligible to participate in this Plan pursuant to the first sentence of this Section 2.1(c).
2.2 Form of Deferral. A Participant may elect a Deferral Commitment as follows:
(a) Form of Deferral Commitment. Except as provided in Section 2.1(c), a Deferral Commitment shall be made with respect to Compensation payable by the Company with respect to services performed by a Participant during the immediately succeeding Deferral Period, and shall designate the portion of each deferral that shall be allocated among the Sub-accounts. An employee Participant shall set forth the amount to be deferred as a full percentage of salary and/or bonus (an employee Participant may designate a different percentage of salary and bonus that is to be deferred under this Plan); a non-employee director Participant shall set forth the amount to be deferred as a full percentage of Compensation. In addition, the Deferral Commitment shall specify the Participant’s initial allocation of the amounts deferred into the Sub-accounts among the various available Valuation funds.

(b) Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period.

2.3 Limitations on Deferral Commitments. The following limitations shall apply to a Deferral Commitment, subject to amendment by the Committee upon providing written notice to all employee Participants:
(a) Maximum. The maximum amount of base salary that may be deferred under this Plan shall be seventy-five percent (75%) of base salary, and the maximum amount of bonus or incentive compensation that may be deferred under this Plan shall be one hundred percent (100%) of bonus or incentive compensation (subject to required withholdings).
(b) Minimum. The minimum amount of base salary that may be deferred shall be one percent (1%) of base pay, and the minimum amount of bonus or incentive compensation that may be deferred shall be one percent (1%) of the bonus or incentive compensation. A non-employee director Participant may defer a minimum of one percent (1%) of Compensation and a maximum of one hundred percent (100%) of Compensation.
2.4 Commitment Limited by Termination. If a Participant incurs a Separation from Service prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Separation from Service.
2.5 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.
2.6 Change in Employment Status. If it is determined that a Participant no longer meets the eligibility requirements of Section 2.1, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period in which such determination is made. No new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee unless the Participant later satisfies the requirements of Section 2.1.

Article 3 DEFERRED COMPENSATION ACCOUNT
3.1 Accounts. The Compensation deferred by a Participant under the Plan, any Matching Contributions, Discretionary Contributions and Return shall be credited to the Participant's Deferred Compensation Account. Separate Sub-accounts shall be maintained to reflect the different deferral allocations and distribution dates chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to the applicable Sub-accounts as set forth in Section 2.2(a). The Deferred Compensation Account shall be used solely for bookkeeping purposes to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.
3.2 Timing of Credits.
(a) A Participant’s deferred Compensation shall be credited to the applicable Sub-account as of the date the Compensation deferred would have otherwise been payable to the Participant.
(b) Any Discretionary Contributions and any Matching Contributions relating to such deferred Compensation shall be credited to the Retirement Account as provided by the Committee.
(c) Any withholding of taxes or other amounts with respect to deferred compensation that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible. The portion of any remaining amount which is attributable to the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), with respect to such deferred compensation, or which is attributable to the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount or the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes shall reduce the amount credited to the Participant’s Deferred Compensation Account in a manner specified by the Committee; provided, however, the total amount by which the amount credited to a Participant’s Deferred Compensation Account is reduced must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.
3.3 Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for his or her Sub-accounts for the sole purpose of determining the amount of Return to be credited or debited to each Sub-account. Such election shall designate the portion of each deferral of Compensation made into each Sub-account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date, but in no event shall such re-allocation occur more frequently than daily.
3.4 Matching Contributions. The Company shall credit a Matching Contribution to an employee Participant’s Retirement Account with respect to the Compensation deferred by the Participant under this Plan during a Deferral Period, provided that the Participant is eligible for the 401(k) Plan and contributes to the 401(k) Plan an amount not less than the applicable limitation under Code Section 402(g) for the year. For each Plan Year, such Matching Contributions shall be a percentage of the Compensation deferred under this Plan equal to:

(a) The percentage of compensation to which the Participant is eligible to receive matching contributions under the 401(k) Plan (under the terms of the Plan in effect on January 1 of the Plan Year), minus
(b) The amount of matching contributions actually received for such Plan Year under the 401(k) Plan.

For purposes of this Section, Compensation shall not include Compensation of any Participant that is in excess of the limitation in effect for the year under Code Section 401(a)(17) ($275,000 for 2018). For the avoidance of doubt, non-employee directors shall not be eligible for Matching Contributions.
3.5 Discretionary Contributions. The Company voluntarily may make Discretionary Contributions to an employee Participant's Retirement Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board, or as the Board in its sole discretion shall determine. For the avoidance of doubt, non-employee directors shall not be eligible for Discretionary Contributions.
3.6 Determination of Accounts. Each Participant's Deferred Compensation Account as of each Determination Date shall consist of the balance of the Deferred Compensation Account as of the immediately preceding Determination Date, adjusted as follows:
(a) New Deferrals. Each Sub-account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant.
(b) Company Contributions. The Retirement Account shall be increased by any Matching and/or Discretionary Contributions credited since such prior Determination Date.
(c) Distributions. Each Sub-account shall be reduced by the amount of each benefit payment made from that Sub-account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Sub-account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Subaccount for that Participant as of the Determination Date immediately preceding the date of payment.
(d) Return. Each Sub-account shall be increased or decreased by the Return credited to such Sub-account since such Determination Date as though the balance of that Sub-account as of the beginning of the current day had been invested in the applicable Valuation Funds chosen by the Participant.
3.7 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Deferred Compensation Account and Return thereon as follows:
(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Return thereon.
(b) Matching Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of the Matching Contributions credited to the Participant's Retirement Account and Return thereon.
(c) Discretionary Contributions. A Participant's Discretionary Contributions and Return thereon shall become vested as determined by the Compensation Committee of the Board, or the Board. Such determination shall be made in writing no later than the time that a Participant has a legally binding right to any such Discretionary Contribution.
3.8 Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant's Deferred Compensation Account on a quarterly basis.

Article 4 PLAN BENEFITS
4.1 Retirement Account.
(a) Subject to Section 4.4 and the remaining provisions of this Section 4.1, the vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the earliest of: (i) the Participant’s Separation from Service for reasons other than death or Disability; (ii) the date of the Participant’s Disability; or (iii) the date of the Participant’s death.
(b) With respect distributions pursuant to Section 4.1(a)(i) to Participants who are Specified Employees, benefits under this Section 4.1 shall be payable within ninety (90) days after the first day of the seventh (7th) month after the Participant’s Separation from Service.
(c) With respect to distributions pursuant to Section 4.1(a) to Participants who are not Specified Employees, benefits under this Section 4.1 shall be paid within ninety (90) days after the date of the Participant’s Separation from Service, Disability or death.
(d) With respect to distributions pursuant to Section 4.1(a)(ii) or 4.1(a)(iii) to Specified Employees, benefits under this Section 4.1 shall be paid within ninety (90) days after the date of Disability or death.
(e) The form of benefit payment shall be that form selected by the Participant pursuant to Section 4.4 unless the Participant experiences a Separation from Service prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment.
4.2 In-Service Account.
(a) General. Subject to Section 4.4, the vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the earlier of (i) the date chosen by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account (provided that the date specified shall not be prior to the fifth anniversary of the first Deferral Commitment electing an In-Service distribution) or (ii) the Participant’s Disability.
(b) Form of Payment for In-Service Account. The permitted forms of payment for the In-Service Account are:
(i) A lump sum amount which is equal to the vested In-Service Account balance; and
(ii) Annual installments for a period of five (5) years where the annual payment shall be equal to the balance of the In-Service Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences with five (5) and is reduced by one (1) in each succeeding year. Return on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 3.3. If no election as to the form of payment is made, the Participant’s In-Service Account will be payable in a single lump sum.
(c) Separation from Service. Notwithstanding anything to the contrary in this section, if the Participant experiences a Separation from Service for reasons other than death or Disability prior to the date chosen by the Participant in accordance with Section 4.2(a)(i), the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of Separation from Service and shall be paid in accordance with the provisions of Section 4.1.

4.3 Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any Sub-account, the Company shall pay to the Participant’s Beneficiary an amount equal to the vested balance in each Subaccount in the form chosen by the Participant in the Deferral Commitment on file with the Committee and in effect at the date of his death. If the Participant fails to select a form of payment with respect to the death benefit on the Deferral Commitment, the death benefit amount shall be paid in a single lump sum within ninety (90) days of Participant’s death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Sub-account, the benefits from such Sub-account shall be paid to the Participant’s designated Beneficiary at the same time and in thesame manner as if the Participant had survived.
4.4 Change of Deferral Commitment. Unless otherwise specified in this Plan, the benefits payable from any particular Sub-account under this Plan shall be paid at the time and in the form as specified by the Participant with respect to such Subaccount in the Deferral Commitment. If no election as to the form of payment is made, the Participant’s Account will be payable in a single lump sum. A Participant may change the time or form of payment prior to his or her Separation from Service an unlimited number of times by submitting to the Committee a revised Deferral Commitment; provided, however, any such revised form (i) shall not take effect until at least 12 months after the date on which such form is submitted to the Committee, (ii) may not be made less than 12 months prior to the date the payment with respect to which the revised Deferral Commitment is being submitted is scheduled to be made (or if the installment option had been chosen, 12 months prior to the date the first amount was scheduled to be paid), and (iii) the payment of any amount with respect to which such revised Deferral Commitment is being made is deferred for a period of not less than 5 years from the date such payment would have been paid.
4.5 Small Account. Notwithstanding any election by the Participant to the contrary, if the total of a Participant's vested, unpaid Deferred Compensation Account balance as of the Participant's Retirement is not greater than the applicable limit under Code Section 402(g) in effect at such time ($18,500 for 2018), the remaining unpaid, vested Deferred Compensation Account shall be paid in a lump sum.
4.6 Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.
4.7 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such benefit.
4.8 Effect of Payment. The full payment of the applicable benefit under this Article 4 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant's Beneficiary) with respect to the operation of this Plan, and the Participant's (and Participant's Beneficiary's) rights under this Plan shall terminate.

4.9 Installment Option Treated as Single Payment. For purposes of determining the time and form of any payment of benefits under the Plan, or any change with respect thereto, all payments pursuant to any installment option which is selected hereunder shall be treated as a single payment.

Article 5 BENEFICIARY DESIGNATION
5.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested balance in his or her Deferred Compensation Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant's lifetime. Designation by a married Participant to the Participant's spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.
5.2 Changing Beneficiary. Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 5.1 by filing a new designation, which shall cancel all designations previously filed.
5.3 Change in Marital Status. If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:
(a) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 5.1.
(b) If the Participant is unmarried at death but was married when the designation was made:
(i) The designation shall be void if the spouse was named as Beneficiary.
(ii) The designation shall remain valid if a non-spouse Beneficiary was named.
(c) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed in Section 5.1.
5.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a) The Participant’s surviving spouse;
(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant or Participant’s spouse but leaves surviving issue, then such issue shall take by right of representation, in equal shares, the share the deceased child would have taken if then living; provided, however, that if there is no surviving issue of the deceased child, the remaining children of the Participant shall share equally;
(c) The Participant’s estate.
5.5 Effect of Payment. Payment to the Beneficiary shall completely discharge the Company's obligations under this Plan.

Article 6 ADMINISTRATION
6.1 Committee; Duties. This Plan shall be administered by the Committee except as provided in Section 6.5. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.
6.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
6.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.
6.5 Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to this Article 6 or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

Article 7 CLAIMS PROCEDURE
7.1 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan ("Claimant"), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.
7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b) A description of any additional material or information required and an explanation of why it is necessary; and
(c) An explanation of the Plan's claim review procedure.
7.3 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant's claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
7.4 Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee's receipt of Claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
7.5 Contest of Decision on Appeal. No action shall be brought against the Plan or the Committee in any court unless the claims and review procedures described above have been fully exhausted. No action may be brought more than one year after administrative remedies have been exhausted or the Plan has tendered payment of the disputed amount, whichever is earlier. Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant (as defined in Section 7.1) shall only be brought or filed in the United States District Court for the Eastern District of Missouri, effective for claims and actions filed after March 1, 2016.

Article 8 AMENDMENT AND TERMINATION OF PLAN
8.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, subject to the following:
(a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Deferred Compensation Account as of the date such notice of the amendment is given.
(b) Changes in Return Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Return to be credited to the amount already accrued in any of the Participant's Deferred Compensation Account and any amounts credited to the Deferred Compensation Account under Deferral Commitments already in effect on that date, except as may be provided in Section 1.28 as a result of a selection or deletion of available Valuation Funds. Future Deferred Compensation Account balances will depend on the Valuation Fund performance.
(c) Section 409A Restrictions. Notwithstanding anything contained herein to the contrary, no amendment shall be adopted to the extent that such amendment will cause the Plan to violate Code Section 409A or the regulations promulgated thereunder.
8.2 Termination of Plan.
(a) Prospective Termination. The Company expects the Plan to be permanent, but necessarily must, and does, reserve the right to terminate the Plan at any time; provided, however, except as provided in Section 8.2(b),any termination of the Plan shall apply prospectively only and any amounts already deferred under the Plan shall not be paid to Participant’s as a result of such termination, but shall be paid as otherwise provided in the Plan.
(b) Termination and Liquidation. Notwithstanding anything in the Plan to the contrary, under any of the circumstances specified in Treasury Regulation Section 1.409A-3(j)(4)(ix), the Board reserves the right to terminate the Plan and cause a distribution of all Deferred Compensation Accounts to Participants (“Termination and Liquidation”); provided, however, that (i) any such Termination and Liquidation can only be effected under the circumstances specified in Treasury Regulation Section 1.409A- 3(j)(4)(ix), (ii) all distributions to Participants shall be made at the times specified in Treasury Regulation Section 1.409A-3(j)(4)(ix), and (iii) such Termination and Liquidation will otherwise be effected in compliance with all the requirements and conditions specified in Treasury Regulation Section 1.409A-3(j)(4)(ix).

Article 9 MISCELLANEOUS
9.1 Unfunded Plan. The portion of this Plan benefiting employees is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provision of Parts 2, 3 and 4 of Title 1 of ERISA. Accordingly, subject to Section 8.2, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.
9.2 Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the entity with respect to the deferred Compensation receivable from, and contributions by, that entity and shall not be an obligation of another entity.
9.3 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants' Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of the employee Participant’s common law employer (or Aegion Corporation with respect to a non-employee director) or any other party for payment of benefits under this Plan. Any property held by the applicable entity for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The obligation under the Plan shall be an unfunded and unsecured promise by the employee Participant’s common law employer (or Aegion Corporation with respect to a non-employee director) to pay money in the future.
9.4 Trust Fund. Benefits attributable to an account established with respect to an entity that is an employer under this Plan shall be paid by such entity out of its general assets. At its discretion, such entity may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of such entity’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, such entity shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of such entity.
9.5 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment pursuant to the terms of this Plan be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. All amounts credited under this Plan to any Participant's Deferred Compensation Account constitute property of the applicable entity until payment is in fact made to the Participant pursuant to the terms hereof.
9.6 Not a Contract for Employment or Services. This Plan shall not constitute a contract of employment between the employer and an employee Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the employer (as an employee or director, as applicable), or to interfere with the right of the employer to discipline or discharge an employee Participant at any time.
9.7 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.
9.8 Governing Law. The terms and provisions of this Plan shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Plan into conformity with, Code Section 409A; and secondly, in accordance with the laws of the State of Missouri. The Plan shall be deemed to contain the provisions necessary to comply with such laws.
9.9 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
9.10 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to Aegion Corporation’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Company's records.
9.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, Aegion Corporation has executed this Plan as of the 13th day of December, 2017.

Aegion Corporation
By: /s/ David F. Morris
Title: Executive Vice President & Chief Administrative Officer